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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

      We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 of Amdocs Limited for the registration of 560,777 of its ordinary shares and to the incorporation by reference therein of our report dated October 30, 2003, except for paragraphs 4 and 5 of Note 12, as to which the dates are June 1, 2004 and March 5, 2004, respectively, with respect to the consolidated financial statements and schedule of Amdocs Limited, included in its Annual Report, as amended (Form 20-F/A) for the year ended September 30, 2003, filed with the Securities and Exchange Commission on September 21, 2004.

                                          /s/ Ernst & Young LLP

New York, New York
September 17, 2004